UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

December 4, 2014

INOGEN, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36309	33-0989359
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

326 Bollay Drive

Goleta, California 93117

(Address of principal executive offices, including zip code)

(805) 562-0500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 4, 2014, Inogen, Inc. (the “Company”), entered into a lease agreement (the “Lease”) by and between the Company and TCIT Dallas Industrial, Inc., a Delaware corporation, for manufacturing facilities located at 1225 – 1249 Commerce Drive, Richardson, Texas 75081 (collectively, the “Premises”).  The Premises consist of approximately 23,890 combined square feet. Pursuant to the terms of the Lease, it is expected that the Company will be in possession of the facility commencing on January 1, 2015, and that the Lease and rental obligations thereunder will continue for a term of 85 months.  The initial base rent under the Lease is $10,949.58 per month, and escalating for years 2016 through 2021, until reaching $12,701.52 per month in 2021.  The Company is entitled to rent abatement for the first month of the Lease, but will remain obligated to pay common area operating expenses, insurance and real property taxes during such period.

The foregoing summary is not complete and is qualified in its entirety by reference to the Lease, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ending December 31, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INOGEN, INC.

By:	/s/ Alison Bauerlein
Alison Bauerlein
Executive Vice President, Finance, Chief Financial Officer, Secretary and Treasurer

Date: December 5, 2014